NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 09, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 29, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of AXIA Energia American Depositary Shares (each representing one Preferred Share) became effective on December 29, 2025. Each American Depositary Share (each representing one Prefered Share) of AXIA Energia (AXIA PR Old. CUSIP: 15234Q108) automatically converted into 1 American Depositary Shares, each representing one Preferred Class B1 Share of AXIA Energia (AXIA PR New. CUSIP: 15235A102). This Form 25 is being filed solely in connection with the discontinuation of the trading on NYSE of the American Depositary Shares (each representing one Preferred Share) of AXIA Energia (AXIA PR Old. CUSIP: 15234Q108) and does not affect the continued listing on NYSE of the American Depositary Shares, each representing one Preferred Class B1 Share of AXIA Energia (AXIA PR New. CUSIP: 15235A102). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 29, 2025.